EXHIBIT 2(n)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm in this Registration Statement (Form N-2) of the Mexico Equity & Income Fund, Inc. and to the use of our report dated September 8, 2006 on the financial statements and financial highlights of the Mexico Equity & Income Fund, Inc. Such financial statements and financial highlights appear in the 2006 Annual Report to Shareholders and 2007 Semi-Annual Report to Shareholders which is incorporated by reference in the Registration Statement.
/s/ Tait, Weller & Baker LLP
Philadelphia, PA
July 17, 2007